Exhibit 99.2

ITEM 7:	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.
     All statements made herein, other than statements of historical fact, are forward-looking statements, as defined under federal securities law. The words “look forward to,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “will,” “would,” “should,” “could,” “guidance,” “potential,” “opportunity,” “continue,” “project,” “forecast,” “confident,” “prospects,” “schedule,” “designed,” “future” “discussions,” “if” and similar expressions typically are used to identify forward-looking statements. Forward-looking statements are based on the then-current expectations, beliefs, assumptions, estimates and forecasts about our business. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or implied by these forward-looking statements. Factors which may affect our business, financial condition and operating results include the effects of changes in the economy, consumer spending, the financial markets and the industries in which we and our clients operate, changes affecting the Internet and e-commerce, our ability to develop and maintain relationships with strategic clients and suppliers and the timing of our establishment, extension or termination of our relationships with strategic clients, our ability to timely and successfully develop, maintain and protect our technology, confidential and proprietary information, and product and service offerings and execute operationally, our ability to attract and retain qualified personnel, our ability to successfully integrate our acquisitions of other businesses, and the performance of acquired businesses. In addition, the current global economic environment amplifies many of these risks. More information about potential factors that could affect us is described in Item 1A of Part I, “Risk Factors,” in our Annual Report on Form 10-K. We expressly disclaim any intent or obligation to update these forward-looking statements.
Executive Overview
Fiscal 2008 Financial Results and Significant Events:
•	Net revenues grew $216.9 million, or 29%, over fiscal 2007. Net income decreased from $1.0 million in fiscal 2007 to a loss of $23.0 million in fiscal 2008.

•	In January 2008, we entered into a secured bank line of credit with an initial borrowing availability of $75 million. In May 2008, we increased the line of credit by $15 million, expanding our total borrowing availability to $90 million. The five-year, line of credit is available to us for working capital and general corporate purposes, including possible acquisitions, and contains certain financial and negative covenants with which we must comply. As of January 3, 2009, there were no outstanding borrowings under the line of credit and we were in compliance with all covenants.

•	In February 2008, we acquired e-Dialog, a provider of advanced e-mail marketing services and solutions to more than 100 companies in the U.S. and Europe, for $150.1 million, including acquisition costs. We believe that the acquisition will expand the breadth and depth of our interactive marketing services capabilities, our reach into existing and new vertical markets, and our growing European presence.
Events Subsequent to Fiscal 2008:
•	In January 2009, we terminated the agreement we entered into in October 2008 to acquire Innotrac Corporation, an e-commerce fulfillment and customer care services provider. The parties mutually agreed to terminate the agreement based on current prevailing market valuations. Neither party has any financial obligation to the other party as a result of the termination.
2009 Outlook:
•	We expect a modest decrease in net revenues due primarily to the liquidation of the business of a client that was one of our top ten contributors of service fee revenues for fiscal 2008 and fiscal 2007, and the transition during fiscal 2009 of one owned inventory client to a non-owned inventory deal structure. We believe that the client transition will result in a decrease in net revenues from product sales partially offset by an increase in service fee revenues in fiscal 2009 and it will have no material effect on earnings. We also expect this transition will decrease our cost of revenues from product sales and our marketing expenses in fiscal 2009. In addition, we believe, due to the current economic environment, same store e-commerce revenues in fiscal 2009 will grow at a more moderate rate than in fiscal 2008 and that capital expenditures will modestly decrease in fiscal 2009. We believe we will have a net loss in fiscal 2009.

Financial Statement Adjustment and Correction
     The accompanying consolidated financial statements have been retrospectively adjusted and corrected from amounts previously reported. Accordingly, amounts presented in Management’s Discussion and Analysis include the effects of the changes. See Note 17, Financial Statement Correction of Misstatement and Retrospective Application of FSP APB 14-1, in the consolidated financial statements for a summary of the impact of the retrospective adjustment and correction.
Results of Operations
Comparison of Fiscal 2008 and 2007 (amounts in tables in millions):
Net Revenues
     We derive our revenues from sales of products by us through our clients’ e-commerce businesses, service fees earned by us in connection with the development and operation of our clients’ e-commerce businesses, and through service fees earned by us through our provision of interactive marketing services.

					Fiscal 2008
					vs.
					Fiscal 2007
	Fiscal 2007		Fiscal 2008		$ Change	% Change
Net Revenues by Type:
Net revenues from product sales	$512.2	68.3%	$577.1	59.7%	$64.9	12.7%
Service fee revenues	237.8	31.7%	389.8	40.3%	152.0	63.9%

Total net revenues	$750.0	100.0%	$966.9	100.0%	$216.9	28.9%

Net Revenues by Segment:
E-Commerce services	$737.9	98.4%	$900.0	93.1%	$162.1	22.0%
Interactive marketing services	26.9	3.6%	84.5	8.7%	57.6	214.1%
Intersegment eliminations	(14.8)	(2.0%)	(17.6)	(1.8%)	(2.8)	18.9%

Total net revenues	$750.0	100.0%	$966.9	100.0%	$216.9	28.9%

Net Revenues by Type
     Net Revenues from Product Sales. Net revenues from product sales are derived from the sale of products by us through our clients’ e-commerce Web stores and include outbound shipping charges for all clients for which we provide fulfillment services. Net revenues from product sales are net of allowances for returns and discounts. We recognize revenue from product sales and shipping when products are shipped and title and risk of ownership passes to the consumer.
     Net revenues from product sales increased $64.9 million in fiscal 2008. This increase was primarily due to revenue growth from our professional sports league clients and an increase in shipping revenue, partially offset by a decrease in sales from one consumer electronics client. Of this increase, $34.3 million was due to the increase in revenues from clients that operated for the entirety of both periods, $29.5 million was due to the increase in revenues from clients that initially began generating revenue during fiscal 2007, which includes clients of Accretive which we acquired during the third quarter of fiscal 2007, and $1.1 million was due to the increase in revenues from clients that were launched in fiscal 2008. Shipping revenue for all clients for which we provide fulfillment services was $120.2 million for fiscal 2008 and $82.9 million for fiscal 2007. Fiscal 2008 included 53 weeks compared to 52 weeks for fiscal 2007, and the extra week added incremental net revenues from product sales of approximately $11.0 million.

     Service Fee Revenues. Service fee revenues include revenues from the provision of e-commerce services and interactive marketing services. E-commerce service fee revenues are generated from a client’s use of one or more of our e-commerce platform components, which include technology, fulfillment and customer care, as well as from professional services and gift card breakage. Interactive marketing services service fee revenues are generated from online marketing, advertising, email and design services. Service fee revenues can be fixed or variable and are based on the activity performed, the value of merchandise sold, or the gross profit from a transaction.
     Service fee revenues increased $152.0 million in fiscal 2008. This increase was primarily due to the acquisitions of Accretive and e-Dialog, which closed in the third quarter of fiscal 2007 and first quarter of fiscal 2008, respectively, as well as growth from clients that operated for the entirety of fiscal years 2007 and 2008. Of this increase, $69.4 million was attributable to clients that launched in fiscal 2008, including the addition of e-Dialog clients. Also included in the $69.4 million increase was $3.0 million from gift card breakage, for which we began recognizing revenue in fiscal 2008. $53.0 million of the increase was from clients that initially began generating revenue during fiscal 2007, including the addition of Accretive clients, and $29.6 million was from clients that operated for the entirety of both periods. The $29.6 million increase for clients that operated for the entirety of both periods decreased from the $36.8 million increase for clients that operated for the entirety of fiscal 2007 and fiscal 2006 due primarily to a decline in the growth rate of existing client sales and the liquidation of the business of a client that was one of our top ten contributors of service fee revenues for fiscal 2008 and fiscal 2007. The extra week in fiscal 2008 compared to fiscal 2007 added incremental service fee revenues of approximately $7.5 million.
     For fiscal 2009, we expect a decrease in net revenues from product sales due to the transition of one owned inventory client to a non-owned inventory deal structure. This transition is also expected to result in an increase in service fee revenues in fiscal 2009, but an overall decline in total net revenues.
Net Revenues by Segment
     E-Commerce Services Segment Revenues. Net revenues from e-commerce services increased $162.1 million in fiscal 2008. This increase was comprised of $97.2 million from service fee revenues (an increase from $225.7 million in fiscal 2007 to $322.9 million in fiscal 2008) and $64.9 million from net revenues from product sales (an increase from $512.2 million in fiscal 2007 to $577.1 million in fiscal 2008).
     Of the $162.1 million increase in net revenues from our e-commerce services segment, $77.0 million was from clients that initially began generating revenue during fiscal 2007, including the addition of Accretive clients, $62.6 million was from clients that operated for the entirety of both periods, and $22.5 million was from clients that launched in fiscal 2008.
     Of the $97.2 million service fee revenue increase, $47.5 million was from clients that launched during fiscal 2007, including the addition of Accretive clients, $28.3 million was from clients that operated for the entirety of both periods, and $21.4 million was from clients that launched during fiscal 2008. See the discussion above under Net Revenues by Type — Net Revenues from Product Sales for a discussion of the $64.9 million increase in net revenues from product sales.
     Interactive Marketing Services Segment Revenues. Net revenues increased $57.6 million due primarily to the acquisition of e-Dialog in February 2008 and, to a lesser extent, growth in our online marketing, design, and digital photo studio services.
Costs and Expenses
     Costs and expenses consist of costs of revenues from product sales, marketing expenses, account management and operations expenses, product development expenses, general and administrative expenses and depreciation and amortization expenses. Starting in the second quarter of fiscal 2008, we replaced the former expense line of sales and marketing with two separate line items: (i) marketing, and (ii) account management and operations. We conformed all periods presented to this presentation. This change was made to enable investors to analyze the Company’s expenses in a manner consistent with management’s internal view which is used to manage the business.

	Fiscal 2007		Fiscal 2008		Fiscal 2008 vs. Fiscal 2007
		% of		% of
		Net		Net
	$	Revenues	$	Revenues	$ Change	% Change
Cost of revenues from product sales	$356.5	47.5%	$405.3	41.9%	$48.8	13.7%
Marketing	64.6	8.6%	70.3	7.3%	5.7	8.8%
Account management and operations	177.5	23.7%	260.3	26.9%	82.8	46.6%
Product development	66.0	8.8%	104.2	10.7%	38.2	57.9%
General and administrative	43.7	5.8%	69.0	7.1%	25.3	57.9%
Depreciation and amortization	37.3	5.0%	68.1	7.0%	30.8	82.6%

Total costs and expenses	$745.6	99.4%	$977.2	100.9%	$231.6	31.1%

     Cost of Revenues from Product Sales. Costs of revenues from product sales consist primarily of direct costs associated with (i) products we sell through our clients Web stores, and (ii) our shipping charges for all clients for which we provide fulfillment services. All costs of revenues from product sales were attributable to our e-commerce services segment.

	Fiscal 2007	Fiscal 2008
Cost of revenues from product sales	$356.5	$405.3
As a percentage of net revenues from product sales	69.6%	70.2%
     Cost of revenues from product sales increased $48.8 million in fiscal 2008. The decrease in cost of revenues as a percentage of net revenues from 47.5% in fiscal 2007 to 41.9% in fiscal 2008 was primarily due to the higher percentage increase in service fees compared to the percentage increase in product sales, because service fees have no associated cost of revenue. We continue to expect a decrease in cost of revenues from product sales as a percentage of net revenues as we believe that the growth in service fee revenues will continue to exceed the growth in net revenues from product sales.
     The increase in cost of revenues from product sales as a percentage of net revenues from product sales from 69.6% in fiscal 2007 to 70.2% in fiscal 2008 was primarily due to an increase in shipping revenue. Our cost of generating shipping revenue is higher than our cost of generating revenue on sale of the underlying physical product.
     Marketing. Marketing expenses consist primarily of net client revenue share charges, promotional free shipping and subsidized shipping and handling costs, catalog costs, and net advertising and promotional expenses. All marketing expenses were attributable to our e-commerce services segment and generally supported revenues from product sales.

	Fiscal 2007	Fiscal 2008
Marketing	$64.6	$70.3
As a percentage of net revenues from product sales	12.6%	12.2%
     Marketing expenses increased $5.7 million in fiscal 2008. As a percentage of net revenues, marketing expenses decreased from 8.6% in fiscal 2007 to 7.3% in fiscal 2008. This decrease was primarily due to the higher percentage increase in service fees compared to the percentage increase in product sales, because service fees typically have no associated marketing expenses.
     As a percentage of net revenues from product sales, marketing expenses decreased slightly from 12.6% in fiscal 2007 to 12.2% in fiscal 2008 due a to decrease in promotional free shipping and subsidized shipping and handling costs. The $5.7 million increase in marketing expenses was primarily due to a $6.5 million increase in client revenue share expenses caused by growth in revenue from our professional sports league clients, and a $1.1 million increase in catalog costs, partially offset by a $1.9 million decrease in promotional free shipping and subsidized shipping and handling costs. We believe that marketing expenses will decrease in absolute dollars during fiscal 2009 compared to fiscal 2008, because of the expected decrease in net revenues from product sales due to the transitioning of one owned inventory client to a non-owned inventory deal structure. We continue to expect a decrease in marketing expenses as a percentage of net revenues, as we believe that the growth in service fee revenues will continue to exceed the growth in net revenues from product sales.

     Account Management and Operations. Account management and operations expenses consist primarily of costs to operate our fulfillment centers and customer care centers, credit card fees, and payroll related to our buying, business management, operations and marketing functions.
     Account management and operations expenses increased $82.8 million in fiscal 2008. As a percentage of net revenues, account management and operations expenses increased from 23.7% in fiscal 2007 to 26.9% in fiscal 2008. The increases in absolute dollars and as a percentage of net revenues were primarily due to the e-Dialog, Zendor.com Ltd. (“Zendor”) and Accretive acquisitions in February 2008, December 2007 and September 2007, respectively, and start-up, occupancy and payroll expenses related to our Richwood, Kentucky fulfillment center, which commenced operations in the second quarter of fiscal 2007. The $82.8 million increase in account management and operations expenses was due to a $53.8 million increase in payroll and related costs mostly in our customer care and fulfillment operations, a $14.0 million increase in office expenses and occupancy costs, a $7.2 million increase in credit card fees, and a $7.8 million increase in other account management and operations costs which include professional fees and communication costs. We believe that account management and operations expenses will increase in absolute dollars during fiscal 2009 compared to fiscal 2008, as we plan to continue to grow by adding new clients and by expanding our domestic and international e-commerce businesses and our interactive marketing services business.
     Product Development. Product development expenses consist primarily of expenses associated with planning, maintaining and operating our proprietary e-commerce and e-mail platforms and related systems, and payroll and related expenses for engineering, production, creative and management information systems.
     Product development expenses increased $38.2 million in fiscal 2008. As a percentage of net revenues, product development expenses increased from 8.8% in fiscal 2007 to 10.7% fiscal 2008. The increases in absolute dollars and as a percentage of net revenues were primarily due to the e-Dialog, Zendor and Accretive acquisitions, payroll expenses and professional fees incurred for client launches during fiscal 2008 and expected future client launches, and increased expenses to enhance the technology features and functionality on our e-commerce platform. The $38.2 million increase in product development expenses was primarily due to a $24.9 million increase in personnel and related costs, a $4.8 million increase in professional fees, a $2.9 million increase in office expenses and occupancy costs, a $2.9 million increase in software and equipment maintenance, and a $2.7 million increase in other product development costs. We continue to believe that product development expenses will increase in absolute dollars in fiscal 2009 compared to fiscal 2008, as we plan to continue to launch additional client Web stores and to invest in our e-commerce and interactive marketing services platforms and expand our international operations.
     General and Administrative. General and administrative expenses consist primarily of payroll and related expenses for executive, finance, human resources, legal, sales and administrative personnel, as well as bad debt expense and occupancy costs for our headquarters and other offices.
     General and administrative expenses increased $25.3 million in fiscal 2008. As a percentage of net revenues, general and administrative expenses increased from 5.8% in fiscal 2007 to 7.1% in fiscal 2008. The increases in absolute dollars and as a percentage of net revenues were primarily due to the e-Dialog, Zendor and Accretive acquisitions, the addition of new clients, the expansion of the e-commerce businesses of our existing clients and the expansion of our interactive marketing services business. The $25.3 million increase in general and administrative expenses was primarily due to a $17.2 million increase in personnel and related costs to support the growth of our business, a $4.7 million increase in professional fees, a $1.2 million increase in office expenses and occupancy costs, $0.9 million in deal costs for a potential acquisition no longer deemed probable, and a $1.3 million increase in other general and administrative costs. We continue to believe that general and administrative expenses will increase in absolute dollars in fiscal 2009 compared to fiscal 2008 as we expect to add new clients, expand our e-commerce and interactive marketing services platforms, and expand our international operations.
     Depreciation and Amortization. Depreciation and amortization expenses relate primarily to the depreciation or amortization of the capitalized costs for our purchased and internally-developed technology, including a portion of the cost related to the employees that developed such technology, hardware and software; furniture and equipment at our corporate headquarters, fulfillment centers and customer care centers; the office buildings and other facilities owned by us; and acquisition-related intangible assets.
     Depreciation and amortization expenses increased $30.8 million in fiscal 2008. As a percentage of net revenues, depreciation and amortization expenses increased from 5.0% in fiscal 2007 to 7.0% in fiscal 2008. Depreciation expenses increased $21.8 million due to the depreciation of prior and current year fixed asset additions. Amortization expenses increased $9.0 million primarily due to the intangible asset amortization in connection with the Accretive and e-Dialog acquisitions. While we expect capital expenditures for fiscal 2009 to decrease, we continue to believe that depreciation expenses will increase in fiscal 2009 compared to fiscal 2008, as we continue to depreciate capital expenditures incurred in prior years. We believe that amortization expenses will decrease in fiscal 2009 compared to fiscal 2008 due a decrease in intangible asset amortization associated with the Accretive and e-Dialog acquisitions.
     Fiscal 2008 included 53 weeks compared to 52 weeks for fiscal 2007. The extra week did not materially impact our costs and expenses for fiscal 2008.
Comparison of Fiscal 2007 and 2006 (amounts in tables in millions):
Net Revenues

					Fiscal 2007
					vs.
					Fiscal 2006
	Fiscal 2006		Fiscal 2007		$ Change	% Change
Net Revenues by Type:
Net revenues from product sales	$461.2	75.7%	$512.2	68.3%	$51.0	11.1%
Service fee revenues	148.4	24.3%	237.8	31.7%	89.4	60.2%

Total net revenues	$609.6	100.0%	$750.0	100.0%	$140.4	23.0%

Net Revenues by Segment:
E-Commerce services	$600.8	98.6%	$737.9	98.4%	$137.1	22.8%
Interactive marketing services	18.9	3.1%	26.9	3.6%	8.0	42.3%
Intersegment eliminations	(10.1)	(1.7%)	(14.8)	(2.0%)	(4.7)	46.5%

Total net revenues	$609.6	100.0%	$750.0	100%	$140.4	23.0%

Net Revenues by Type
     Net Revenues from Product Sales. Net revenues from product sales increased $51.0 million. This increase was primarily due to an increase from our sporting goods clients of $69.8 million in fiscal 2007 partially offset by a decrease in sales from one electronics client. Of the $69.8 million increase, $32.9 million was due to clients that were launched during fiscal 2006, $19.9 million was due to clients that operated for the entirety of both periods, and $17.0 million was due to clients that initially began generating revenue during fiscal 2007. Other net revenues from product sales decreased primarily due to one client that operated for the entirety of both periods, partially offset by an increase in shipping revenue. Shipping revenue for all clients for which we provide fulfillment services was $82.9 million for fiscal 2007 and $59.2 million for fiscal 2006.
     Service Fee Revenues. Service fee revenues increased $89.4 million in fiscal 2007. Of this increase, $36.8 million was due to e-commerce related service fees attributable to clients that operated for the entirety of both periods, $32.6 million was due to the addition of new clients that were either launched in fiscal 2007 or were clients of Accretive, and $20.0 million was due to clients that operated in part of fiscal 2006 and all of fiscal 2007.
Net Revenues by Segment
     E-Commerce Services Segment Revenues. Net revenues increased $137.1 million due to an increase in revenues of $58.8 million for clients that launched during fiscal 2006, $53.4 million for clients that initially began generating revenue during fiscal 2007, and $24.9 million for clients that operated during the entirety of both periods.
     Of the $137.1 million increase, e-commerce service fee revenues increased $86.1 million from $139.6 million in fiscal 2006 to $225.7 million in fiscal 2007. Of the $86.1 million increase in e-commerce service fee revenues, $33.5 million was due to growth from clients that operated for the entirety of both periods, $32.6 million was due to revenues from clients that initially began generating revenue in fiscal 2007 including the addition of Accretive clients, and $20.0 million was due to revenues from clients that launched in fiscal 2006. E-commerce net revenues from product sales increased from $461.2 million in fiscal 2006 to $512.2 million in fiscal 2007 representing a $51.0 million increase. This increase in net revenues from product sales is discussed above under Net Revenues by Type — Net Revenues from Product Sales.
     Interactive Marketing Services Segment Revenues. Net revenues increased $8.0 million due primarily to growth in our online marketing, design and digital photo studio practices.
Costs and Expenses

					Fiscal 2007
					vs.
	Fiscal 2006		Fiscal 2007		Fiscal 2006
		% of		% of
		Net		Net
	$	Revenues	$	Revenues	$ Change	% Change
Cost of revenues from product sales	$331.2	54.3%	$356.5	47.5%	$25.3	7.6%
Marketing	48.6	8.0%	64.6	8.6%	16.0	32.9%
Account management and operations	117.3	19.2%	177.5	23.7%	60.2	51.3%
Product development	45.4	7.5%	66.0	8.8%	20.6	45.4%
General and administrative	36.2	5.9%	43.7	5.8%	7.5	20.7%
Depreciation and amortization	21.3	3.5%	37.3	5.0%	16.0	75.1%

Total costs and expenses	$600.0	98.4%	$745.6	99.4%	$145.6	24.3%

     Cost of Revenues from Product Sales:

	Fiscal 2006	Fiscal 2007
Cost of revenues from product sales	$331.2	$356.5
As a percentage of net revenues from product sales	71.8%	69.6%
     The decrease in cost of revenues from product sales as a percentage of net revenues from 54.3% in fiscal 2006 to 47.5% in fiscal 2007 was primarily due to the higher percentage increase in service fees compared to the percentage increase in product sales, because service fees have no associated cost of revenue.
     The decrease in cost of revenues from product sales as a percentage of net revenues from product sales from 71.8% in fiscal 2006 to 69.6% in fiscal 2007 was primarily due to an increase in product sales from our sporting goods clients. Product sales from our sporting goods clients carry a lower percentage of cost of revenues than product sales from our non-sporting goods clients. Product sales from our sporting goods clients increased to 75.1% of total net revenues from product sales in fiscal 2007 compared to 68.2% in fiscal 2006.
      Marketing:

	Fiscal 2006	Fiscal 2007
Marketing	$48.6	$64.6
As a percentage of net revenues from product sales	10.5%	12.6%
     Marketing expenses increased $16.0 million in fiscal 2007. As a percentage of net revenues, marketing expenses increased from 8.0% in fiscal 2006 to 8.6% in fiscal 2007. The increase in absolute dollars was primarily due to an increase in our client revenue share payments due to the growth of our net revenues from product sales. The $16.0 million increase in marketing expenses was primarily due to a $10.3 million increase in client revenue share expenses, a $5.6 million increase in advertising costs, and $0.1 million in other marketing costs.
     The increase in marketing expenses as a percentage of net revenues from product sales from 10.5% in fiscal 2006 to 12.6% in fiscal 2007 was primarily due to the increase in our client revenue share payments and advertising costs.
     Account management and operations. Account management and operations expenses increased $60.2 million in fiscal 2007. As a percentage of net revenues, account management and operations increased from 19.2% in fiscal 2006 to 23.7% in fiscal 2007. This increase was primarily due to the addition of Accretive’s facilities in the third quarter of fiscal 2007, start-up, occupancy and payroll expenses related to our Richwood, Kentucky fulfillment center, which commenced operations in the second quarter of fiscal 2007, and our Eau Claire, Wisconsin customer care center, which commenced operations in the third quarter of fiscal 2006. The $60.2 million increase in account management and operations expenses was primarily due to a $34.4 million increase in payroll and related costs mostly in our customer care and fulfillment operations, a $10.8 million increase in credit card fees, a $6.9 million increase in office expenses and occupancy costs, a $2.8 million increase in packaging supplies and a $5.3 million increase in other account management and operations costs which include non-income taxes, insurance, software maintenance, and communication costs.

     Product Development. Product development expenses increased $20.6 million in fiscal 2007. As a percentage of net revenues, product development expenses increased from 7.5% in fiscal 2006 to 8.8% in fiscal 2007. This percentage increase, as well as the increase in absolute dollars, was primarily due to payroll expenses incurred for client launches during fiscal 2007 and expected future client launches, and increased expenses to enhance the technology features and functionality on our e-commerce platform. The $20.6 million increase in product development costs was primarily due to a $13.5 million increase in personnel and related costs, a $3.5 million increase in professional fees and a $3.6 million increase in other product development costs.
     General and Administrative. General and administrative expenses increased $7.5 million in fiscal 2007. As a percentage of net revenues, general and administrative expenses decreased from 5.9% in fiscal 2006 to 5.8% in fiscal 2007. This decrease was primarily due to our ability to utilize our existing infrastructure to support more growth in our business and a decrease in incentive compensation expense. The $7.5 million increase in general and administrative expenses was primarily due to a $2.0 million increase in bad debt expense, a $1.6 million increase in personnel and related costs incurred to support the growth of our business, a $1.5 million increase in office expense and occupancy costs, and a $2.4 million increase in other general and administrative costs.
     Depreciation and Amortization. Depreciation and amortization expenses increased $16.0 million in fiscal 2007. As a percentage of net revenues, depreciation and amortization expenses increased from 3.5% in fiscal 2006 to 5.0% in fiscal 2007. Of this increase, $11.9 million was primarily due to increased technology purchases and capitalized costs related to internal-use software, $3.0 million was for intangible assets acquired in connection with the Accretive acquisition and $1.1 million was related to the amortization of other intangible assets.
Other (Income) Expense
     Other (income) expense consists of interest expense, interest income, other expense, loss on sales of marketable securities, and impairment of equity investments. Interest expense consists primarily of interest related to our convertible notes and our line of credit. The interest income consists of interest earned on cash and cash equivalents. Other expense consists primarily of foreign currency transaction losses.

					Fiscal 2008
					vs.
	Fiscal 2007		Fiscal 2008		Fiscal 2007
		% of		% of
		Net		Net
	$	Revenues	$	Revenues	$ Change	% Change
Interest expense	$12.2	1.6%	$18.8	1.9%	$6.6	54.1%
Interest income	(9.3)	(1.2%)	(1.8)	(0.2%)	7.5	(80.6%)
Other expense	0.2	0.0%	1.6	0.2%	1.4	700.0%
Loss on sale of marketable securities	5.0	0.7%	—	0.0%	(5.0)	(100.0%)
Impairment of equity investments	—	0.0%	1.7	0.2%	1.7	100.0%

Total other expenses	$8.1	1.1%	$20.3	2.1%	$12.2	150.6%

     Other expense increased $12.2 million in fiscal 2008. The $6.6 million increase in interest expense was primarily due to the amortization of the debt discount on our convertible notes in accordance with FSP APB 14-1, the interest on our 2.5% convertible notes issued in July 2007, and our line of credit which we entered into in January 2008. The $7.5 million decrease in interest income was due to lower cash balances and lower interest rates earned in fiscal 2008. The $1.4 million increase in other expense was primarily due to foreign currency exchange losses on transactions denominated in currencies other than the functional currency. The fiscal 2007 $5.0 million loss on sale of marketable securities related to the sale of our auction rate securities. The $1.7 million increase in impairment of equity investments was due to an other-than-temporary impairment on an equity investment incurred in fiscal 2008.
     Total other expenses were $2.9 million in fiscal 2006 which consisted of $6.1 million of interest expense and $2.9 million for losses on sales of marketable securities, partially offset by $6.1 million of interest income.
Income Taxes

     Our effective tax rate for fiscal years 2008, 2007 and 2006 was 24.8%, 75.1% and -584.9%, respectively. Our tax rate is affected by recurring items such as tax rates in foreign jurisdictions and the relevant amount of income we earn in each jurisdiction, which has not been consistent as we seek to expand our presence in the international market, as well as the reversal of valuation allowances in some years. In addition to state income taxes, the following items had the most significant impact on the difference between our effective income tax rate and the statutory U.S. federal income tax rate of 35%:
     Fiscal 2008:
•	A $2,085 (or 6.8%) reduction in the tax benefit primarily resulting from the imposition of a valuation allowance on foreign losses; and

•	a $561 (or 1.9%) reduction in the tax benefit resulting from rate differences between U.S. and non-U.S. jurisdictions.
     Fiscal 2007:
•	A $294 (or 7.7%) increase in tax benefit resulting from the reversal of valuation allowance.
     Fiscal 2006:
•	A $34,599 (or 530.6%) increase in tax benefit resulting from the reversal of valuation allowance; and

•	a $4,513 (or 69.2%) increase in tax benefit resulting from the increase in federal tax rate from 34% to 35% in recording deferred tax items.
Seasonality
     We have experienced and expect to continue to experience seasonal fluctuations in our revenues from e-commerce services. These seasonal patterns will cause quarterly fluctuations in our operating results. We experience less seasonality in our revenues from interactive marketing services. The fourth fiscal quarter has accounted for and is expected to continue to account for a disproportionate percentage of our total annual revenues. We believe that results of operations for any quarterly period may not be indicative of the results for any other quarter or for the full year. We recognized 40.5%, 44.7% and 42.2% of our annual net revenues during the fourth quarter of fiscals 2008, 2007 and 2006, respectively. For additional information, see Note 16, Quarterly Results (Unaudited), to our consolidated financial statements included herein.
Liquidity and Capital Resources

	Fiscal Year Ended
	December 30,	December 29,	January 3,
	2006	2007	2009
	(in millions)
Cash and cash equivalents	$71.4	$231.5	$130.3
Marketable securities	113.1	—	—

Total cash, cash equivalents, and marketable securities	$184.5	$231.5	$130.3

Percentage of total assets	40.3%	34.5%	18.2%
Sources of Cash
     Our principal sources of liquidity in fiscal 2008 were our cash and cash equivalents balances, cash provided by operating activities, and cash provided by financing activities, including cash borrowed under our secured revolving bank credit facility.
     As of January 3, 2009, we had $130.3 million of cash and cash equivalents, compared to $231.5 million of cash and cash equivalents as of December 29, 2007. Cash equivalents are comprised of money market mutual funds.
     Cash provided by operating activities was $96.0 million, $58.1 million, and $66.1 million in fiscal 2008, fiscal 2007, and fiscal 2006, respectively. Cash provided by operating activities is driven by our net income, adjusted for non-cash items and changes in operating assets and liabilities. Non-cash adjustments include depreciation, amortization, stock-based compensation expense and deferred income taxes. Cash provided by operating activities was greater than net loss in fiscal 2008 primarily due to the net impact of non-cash adjustments to income as well as an increase to our accounts payable and accrued expense balances.
     We have experienced and expect to continue to experience seasonal fluctuations in our cash flows. We generate the majority of our cash from operating activities in our fourth fiscal quarter. In our first fiscal quarter, we typically use cash generated from operating activities in the fourth quarter of the prior fiscal year to satisfy accounts payable and accrued expenses incurred in the fourth fiscal quarter of our prior fiscal year. During our second and third fiscal quarters, we generally fund our operating expenses and capital expenditures from cash generated from operating activities, cash and cash equivalents, and/or cash from financing activities.
     Cash provided by financing activities was primarily driven by proceeds from our secured revolving bank credit facility, proceeds from our equity and debt offerings, capital lease financings, and proceeds from employee stock option exercises. In January 2008, we entered into a $75 million secured revolving credit facility with a syndicate of banks which is collateralized by substantially all of our assets other than intellectual property. In May 2008, we increased our line of credit by $15 million, which increased the total borrowing availability to $90 million. The credit facility contains financial and restrictive covenants that limit our ability to engage in activities that may be in our long term best interests. We do not believe the financial covenants will limit our ability to utilize the entire borrowing availability in fiscal 2009, if necessary.
     During fiscal 2008, we borrowed and also repaid $70 million on our secured revolving bank credit facility. During fiscal 2008, the maximum amount outstanding on our secured revolving bank credit facility was $40 million. During fiscal 2007, we issued subordinated convertible notes resulting in net proceeds of $145 million. Our cash proceeds from employee option exercises were $1.4 million in 2008, compared to $8.1 million and $10.2 million in fiscal 2007 and fiscal 2006, respectively. The downward trend in proceeds from option exercises was due primarily to our granting of restricted stock units since fiscal 2006 rather than stock options as well as our fluctuating stock price.
Uses of Cash
     We invest cash to support our operations, our infrastructure needs, and as consideration for acquisitions and strategic investments. Cash used in investing activities is primarily attributable to capital expenditures and acquisitions.
     Our capital expenditures totaled $57.2 million, $54.2 million, and $42.6 million in fiscal 2008, fiscal 2007, and fiscal 2006, respectively. Our capital expenditures have generally comprised purchases of computer hardware and software, internally developed software, furniture and fixtures, and real estate. Capital expenditures increased 5.5% in fiscal 2008 compared to the 27.2% increase in fiscal 2007. We expect a modest decrease in capital expenditures in fiscal 2009.
     We invested $145.0 million in acquisitions in fiscal 2008, compared to $103.7 million and $8.3 million in acquisitions and equity investments in fiscal 2007 and fiscal 2006, respectively. Acquisitions in fiscal 2008 included e-Dialog and our fiscal 2007 acquisitions included Accretive and Zendor. Our acquisitions in fiscal 2006 primarily included Aspherio S.L.
Outlook
     We expect to continue to generate positive cash flow from operations in fiscal 2009, the majority of which will be generated in our fourth fiscal quarter. We believe that our cash flow from operating activities, cash and cash equivalents balances, and borrowing availability under our secured revolving credit facility will be sufficient to meet our anticipated operating cash needs for at least the next 12 months. However, any projections of future cash needs and cash flows are subject to substantial uncertainty. See Item 1A of Part I, Risk Factors, in our Annual Report on Form 10-K.
     Holders of our 3% subordinated convertible notes due June 1, 2025 may require us to repurchase the notes at a repurchase price equal to 100% of their principal amount plus accrued and unpaid interest, if any, on June 1, 2010. In the event our holders require us to repurchase the notes in fiscal 2010, we expect to have sufficient liquidity from our cash from operating activities, our cash and cash equivalents and/or from our secured revolving bank credit facility to fund the repurchases as well as our operating cash needs.
     We continually evaluate opportunities to sell additional equity or debt securities, obtain credit facilities, or repurchase, refinance, or otherwise restructure our long-term debt for strategic reasons or to further strengthen our financial position. Our secured revolving bank credit facility contains negative covenants including prohibitions on our ability to incur additional indebtedness. The sale of additional equity or convertible debt securities would likely be dilutive to our stockholders. In addition, we will, from time to time, consider the acquisition of, or investment in, complementary businesses, products, services, and technologies, which might affect our liquidity requirements or cause us to issue additional equity or debt securities. There can be no assurance that additional lines-of-credit or financing instruments will be available in amounts or on terms acceptable to us, if at all.
Contractual Obligations
     We had the following contractual obligations as of the end of fiscal 2008 (in thousands):

	Payments due by fiscal year
		Less than
Contractual Obligation(1)(2)	Total	1 Year	1-3 Years	4-5 Years	Thereafter

Operating lease obligations	$65,309	$14,881	$24,672	$12,737	$13,019
Purchase obligations(3)	93,934	86,989	6,945	—	—
Client revenue share payments	159,919	21,643	54,901	29,525	53,850
Debt interest	36,916	6,813	9,750	8,979	11,374
Debt obligations	220,163	399	57,904	457	161,403
Capital lease obligations	29,047	6,159	11,902	9,239	1,747

Total contractual obligations	$605,288	$136,884	$166,074	$60,937	$241,393

(1)	For additional information, see Note 7, Long-Term Debt and Credit Facility, and Note 8, Commitments and Contingencies, of the Notes to Consolidated Financial Statements, included herein.

(2)	Approximately $1.7 million of unrecognized tax benefits have been recorded as liabilities in accordance with Financial Accounting Standards Board’s Interpretation (“FIN”) 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement 109” (“FIN 48”), and we are uncertain as to if or when such amounts may be settled; as a result, these obligations are not included in the table above.

(3)	Purchase obligations are defined as agreements to purchase goods or services that are enforceable and legally binding and that specify all significant terms, including fixed or minimum quantities to be purchased, fixed, minimum or variable pricing provisions and the approximate timing of the transactions. These obligations relate primarily to commitments to purchase inventory, which generally are cancelable without penalty if canceled prior to shipment.
Off Balance Sheet Arrangements
     We have no off balance sheet arrangements other than the obligations not required to be recorded on the balance sheet as shown above in the contractual obligations table.
Critical Accounting Estimates
     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make significant judgments and estimates that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period as well as the related disclosures. Management bases these significant judgments and estimates on historical experience, current trends and other assumptions it believes to be reasonable based upon information presently available. On a regular basis, management reviews the accounting policies, assumptions, judgments and estimates to ensure that our financial statements are presented fairly and in accordance with generally accepted accounting principles. However, because future events and their affects cannot be determined with certainty, actual results could differ from those estimates under different assumptions, judgments or conditions.
     Our significant accounting policies are discussed in Note 2, Summary of Significant Accounting Policies, of the Notes to Consolidated Financial Statements, included herein. Management has identified the following as our critical accounting estimates, which are defined as those that reflect significant judgments and uncertainties are the most pervasive and important to the presentation of our financial condition and results of operations and could potentially result in materially different results under different assumptions, judgments or conditions. Management has reviewed these critical accounting estimates with the Audit Committee of our Board.
Revenue Recognition

     We recognize revenue from product sales, which includes shipping revenue for clients that we provide fulfillment services upon shipment of products to customers, net of estimated returns based on historical experience and current trends. Our revenue recognition accounting policies contain uncertainties because it requires management to make assumptions regarding and to apply judgment to estimate future sales returns.
     We have not made any material changes in the accounting methodology used to measure sales returns during the past three fiscal years. We do not believe there is a reasonable likelihood that there will be a material change in the future estimates or assumptions we use to measure sales returns. However, if actual results are not consistent with our estimates or assumptions stated above, we may be exposed to income or losses that could be material to our consolidated financial statements.
     A 10% change in our sales return reserve at January 3, 2009, would have affected earnings before income taxes by approximately $0.6 million.
     For certain clients Web stores for which we own the inventory and record revenue as product sales, we sell gift cards to our customers through our clients’ Web stores and through selected third parties. We recognize income from gift cards when: (i) the gift card is redeemed by the customer; or (ii) the likelihood of the gift card being redeemed by the customer is remote and we determine that we do not have a legal obligation to remit the value of unredeemed gift cards to the relevant jurisdictions (gift card breakage). Based on historical redemption patterns, the likelihood of a gift card remaining unredeemed can be determined 24 months after the gift card is issued.
     Fiscal 2008 is the first year we have recognized gift card breakage. We do not believe there is a reasonable likelihood that there will be a material change in the future estimates or assumptions we use to measure sales returns and gift card breakage. However, if actual gift card redemptions are not consistent with our estimates or assumptions stated above, or if laws change that would result in us having a legal obligation to remit the value of unredeemed gift cards to certain jurisdictions, we may be exposed to income or losses that could be material to our consolidated financial statements.
Allowance for Accounts Receivable
     We maintain allowances for estimated losses resulting from the inability of our clients and customers to make required payments. We analyze accounts receivable and consider our historical bad debt experience, customer credit-worthiness, current economic trends and changes in our customer payment terms when evaluating the adequacy of the allowance for doubtful accounts. There may be material differences in our operating results for any period if we change our estimates or if the estimates are not accurate.
     Our allowance for accounts receivable was $2.7 million as of January 3, 2009. Historically, our actual losses and credits have been consistent with our estimates. However, future changes in trends could result in a material impact to future consolidated statements of operations and cash flows. A 10% change from our estimates at January 3, 2009, would have affected earnings before income taxes by approximately $0.3 million.
Accounting for Inventory
     Inventory, primarily consisting of sporting goods and consumer electronics, is valued at the lower of cost (determined using the weighted average method) or market. Inherent in this valuation are significant management judgments and estimates, including among others, assessments concerning obsolescence and shrinkage. Based upon these judgments and estimates, which are applied consistently from period to period, we record obsolescence and shrinkage allowances to adjust the carrying amount of our inventory. We record a charge for obsolescence based upon, among other factors, the aging of the inventory, forecasted customer demand and the anticipated mark-downs required to sell the inventory in the normal course of business. We record a charge for inventory shrinkage for damages and other losses based on rates experienced in our fulfillment centers. We have not made any material changes in the accounting methodology used to measure inventory obsolescence or shrinkage during the past three fiscal years. We do not believe there is a reasonable likelihood that there will be a material change in the future judgments or estimates we use to calculate our inventory valuation allowances. However, if our judgments or estimates regarding inventory valuation allowances are inaccurate, we may be exposed to income or losses to our consolidated financial statements. A 10% change in either our shrink or obsolescence allowance as of January 3, 2009, would have affected earnings before income taxes by approximately $0.1 million.
Accounting for Internal Use Software

     Included in our property and equipment is the capitalized cost of internal-use software and Web store development, including software used to upgrade and enhance the Web stores we operate and processes supporting our business. In accordance with Statement of Position 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use,” we capitalize costs incurred during the application development stage related to the development of internal-use software and amortize these costs over the estimated useful life of four years. Costs incurred related to planning and training relating to or maintenance of internal-use software is expensed as incurred. We capitalized $26.2 million and $23.0 million, of costs associated with internal-use software and Web store development during the fiscal years ended January 3, 2009 and December 29, 2007, respectively. We depreciated $16.5 million and $11.5 million of previously capitalized amounts totaled in fiscal 2008 and fiscal 2007.
     Changes in strategy and/or market conditions could significantly impact the carrying value of our internal-use software and Web store development costs. We use estimates and make assumptions to determine the related estimated useful lives and assess the carrying value of internal-use software and Web store development costs. We do not believe there is a reasonable likelihood that there will be a material change in the future judgments we use to calculate the estimated useful life of our internal use software. However, if our judgments or estimates regarding internal use software are inaccurate and we were to reduce the useful life of our internal use software, we may be exposed to losses, including impairment losses that could be material to our consolidated financial statements.
Goodwill and Other Intangible Assets
     The purchase price of an acquired company is allocated between the intangible assets and net tangible assets of the acquired business with the residual of the purchase price recorded as goodwill. The determination of the value of the intangible assets acquired involves certain judgments and estimates. These judgments can include, but are not limited to, the cash flows that an asset is expected to generate in the future and the appropriate weighted average cost of capital (“WACC”).
     Goodwill and indefinite—lived intangible assets are tested for impairment on an annual basis, or more often if events or changes in circumstances indicate the carrying value may not be recoverable. Application of the impairment test requires judgment, including the identification of reporting units, assigning assets and liabilities to reporting units, assigning goodwill to reporting units, and determining the fair value of each reporting unit. Each of our reportable units that maintain a goodwill and/or indefinite-lived intangible balance are also operating segments. We determine fair value using widely accepted valuation techniques, including discounted cash flow analyses, analysis of our market capitalization, analysis of peer public companies and other assumptions. These types of analyses contain uncertainties because they require management to make assumptions and to apply judgment to estimate industry economic factors and the profitability of future business strategies. The estimate of cash flow is based upon, among other things, certain assumptions about expected future operating performance and an appropriate discount rate determined by management. Our estimates of discounted cash flows may differ from actual cash flows due to, among other things, economic conditions, changes to our business model or changes in operating performance. Significant differences between these estimates and actual cash flows could materially affect our future financial results.
     In the fourth quarter of fiscal 2008, we completed our annual impairment testing of goodwill and indefinite-lived intangible assets using the methodology described herein, and determined there was no impairment. During the course of the impairment testing, we made significant assumptions and applied judgment to estimate industry economic factors and the profitability of future business strategies. We made assumptions on our future discounted cash flows using operating income before depreciation, amortization and stock-based compensation by including the impact of new business as well as growth of our costs and expenses based on the historical relationship of those measures. We also made assumptions on our amount of future capital expenditures, and determined a discount rate based on a WACC specifically for each reporting unit. Any changes to our assumptions, or if actual results differ from our estimates, could result in a significant decrease of the fair value for a reporting unit which may expose us to impairment losses that could be material to our consolidated financial statements. A 10% change of our calculated fair value for any reportable unit that maintains a goodwill and/or intangible asset balance would still be greater than the carrying value of that reportable unit as of January 3, 2009. The carrying value of goodwill was $195.0 million as of January 3, 2009. The carrying value of indefinite-lived intangible assets was $18.1 million as of January 3, 2009.
     Finite intangible assets that have determinable useful lives are tested for impairment whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. The carrying value is not recoverable if it exceeds the undiscounted future cash flows resulting from the use of the asset and its eventual disposition. When there is existence of one or more indicators of impairment, we measure the impairment of finite intangible assets based on a projected discounted cash flow method using a discount rate determined by management to be commensurate with the risk inherent in our business model. Our estimates of future cash flows attributable to our intangible assets require significant judgment based on our historical and anticipated results and are subject to many factors. Different assumptions and judgments could materially affect the calculation of the fair value of our finite intangible assets which could trigger impairment.

     The carrying value of our finite intangibles as of January 3, 2009 was $28.5 million. There were no events or changes in circumstances that indicated the carrying value of our finite intangible assets may not be recoverable.
     We do not believe there is a reasonable likelihood that there will be a material change in the future estimates or assumptions we use to test for goodwill or other intangible assets. However, if actual results are not consistent with our estimates and assumptions, or if certain of our customer relationships were to discontinue prior to their contract expiration dates, we may be exposed to an impairment charge that could be material.
Income Taxes and Deferred Taxes
     Our income tax benefit or expense, deferred tax assets and liabilities and reserves for uncertain tax positions reflect management’s best assessment of estimated future taxes to be paid. We are subject to income taxes in both the U.S. and in numerous foreign jurisdictions. Significant judgments and estimates are required in determining the consolidated income tax benefit or expense.
     Deferred income taxes arise from temporary differences between the tax and financial statement recognition of revenue and expense. In evaluating our ability to recover our deferred tax assets within the jurisdiction from which they arise we consider all available positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies and recent financial operations. In projecting future taxable income, we begin with historical results and changes in accounting policies and incorporate assumptions including the amount of future state, federal and foreign pretax operating income, the reversal of temporary differences, and the implementation of feasible and prudent tax planning strategies. These assumptions require significant judgment about the forecasts of future taxable income and are consistent with the plans and estimates we are using to manage the underlying businesses. In evaluating the objective evidence that historical results provide, we consider three years of cumulative operating income and/or loss adjusted for any non-recurring items.
     As of January 3, 2009, we had federal, state and foreign income tax net operating loss carryforwards of $430.9 million, $187.0 million and $8.5 million, respectively, which will expire at various dates from 2009 through 2028 as follows:

2009-2015	$20.3	million
2016-2021	386.3	million
2022-2028	219.8	million

	$626.4	million

     We believe that it is more likely than not that the full benefit from certain federal, state and foreign net operating loss carryforwards will not be realized. In recognition of this risk, we have provided a valuation allowance of $120.2 million on the deferred tax assets relating to these net operating loss carryforwards. If our assumptions change and we determine we will be able to realize these NOLs, the tax benefits relating to any reversal of the valuation allowance on deferred tax assets at January 3, 2009 will be accounted for as follows: approximately $112.7 million will be recognized as a reduction of income tax expense, and $7.6 million will be recorded as an increase in equity. If our assumptions change and we determine we will not be able to realize these NOL’s without a valuation allowance, the additional valuation allowance will be accounted for as an increase in income tax expense.
     Changes in tax laws and rates could also affect recorded deferred tax assets and liabilities in the future. Management is not aware of any such changes that would have a material effect on our results of operations, cash flows or financial position. The calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax laws and regulations in a multitude of jurisdictions across our global operations.
     We adopted Financial Accounting Standards Board Interpretation (“FIN”) No. 48, “Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109,” (“FIN 48”) on the first day of our fiscal 2007. Income tax positions must meet a more-likely-than-not recognition threshold at the effective date to be recognized upon the adoption of FIN 48 and in subsequent periods. FIN 48 also provides guidance on measurement, derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. We adopted FIN 48 effective December 31, 2006, the first day of the 2007 fiscal year.
     We recognize tax liabilities in accordance with FIN 48 and we adjust these liabilities when our judgment changes as a result of the evaluation of new information not previously available. Due to the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from our current estimate of the tax liabilities. An unfavorable tax settlement generally would require use of our cash and may result in an increase in our effective income tax rate in the period of resolution. A favorable tax settlement may be recognized as a reduction in our effective income tax rate in the period of resolution.

     Our unrecognized tax benefits include exposures from not filing in certain jurisdictions and transfer pricing exposures from allocation of income between jurisdictions. We believe that it is reasonably possible that an increase of up to $0.3 million in unrecognized tax benefits related to state exposures may be necessary within the coming year. In addition, we believe that none of our currently remaining unrecognized tax positions will be recognized by the end of fiscal 2009 as a result of a lapse of the statute of limitations.